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SHAREHOLDERS FOR TOMORROW                          614 BROADWAY
                                                   POB 801
                                                   YANKTON, SOUTH DAKOTA  57078
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                           URGENT - WE NEED YOUR HELP

                    PLEASE VOTE THE ENCLOSED GREEN CARD TODAY

        Contrary to what First Financial's incumbent board would have you believe, our fight is not over who should be the Fund's advisor. It never has been. We have absolutely no plans to oust Wellington Management and Nick Adams as the Fund's advisor. We have been pleased with Nick Adams' investment direction and have been satisfied with Nick and Wellington since we started investing in the Fund. This is in fact the reason we bought the Fund in the first place.

        We told this to the incumbent board. However, the incumbents are trying to re-direct your attention from the real issues and create a false impression that we want to change the way the Fund invests. Simply stated, the incumbents want you to be distracted from the issues that should truly concern you. These issues are straightforward:

>> The incumbents are too busy to mind the Fund's business. The incumbent directors each serve on 74 or more boards. How can one person serve on 74-plus boards and, at the same time, have the time to adequately oversee Fund operations and assure shareholders that no shenanigans are being pulled and no corporate malfeasance occurs?

>> We have the financial incentive to mind the store. Shareholders for Tomorrow consists of the five largest shareholders of the Fund, with more than 39% of the Fund's stock. Quite simply, we have the greatest financial incentive to ensure that the Fund's performance is strong. In contrast, the incumbent directors own only a handful of shares.

>> They rely on unfair rules. The incumbents embrace rules that say they get to keep their jobs forever even if they don't get a single vote. Their rule requires a majority of the Fund's outstanding shares to elect a director. Thus, even if a challenger gets 11.8 million votes - 49% - and the incumbents get zero, the incumbents stay in office! In a world where only 60% to 70% of shareholders actually vote in an election, obtaining a majority of the total outstanding shares is at best a challenge and at worst an impossibility. With your help, we can overcome even this huge hurdle.

Under the bylaws endorsed by the incumbents, you are stuck with them until they've grown tired or bored of their positions and resign, regardless of what they do or not do. Is this what you want? Perpetual directors? Is this a rule you would hide behind? Why let your directors hide behind it? Is this rule in the best interest of shareholders, or only in the best interest of directors who want to protect their cozy relationships with the people that selected them for the other 74-plus boards (not to mention preserving the director fees that go along with them). What happened to corporate democracy and accountability? This kind of rule is not fair and must not stand. We want directors who think like owners and listen to the owners.

        We are close and need your help. Despite breaking the law in an effort to deny us simple information so we can communicate with shareholders (we stopped them in court), despite misleading information suggesting we want to fire Nick Adams, and despite their unfair rules, we are close to the 50% mark. We need your help to get the rest of the way. Help us. Vote yes on the green card today.


                            Take back your boardroom!


                   VOTE YES ON THE ENCLOSED GREEN PROXY CARD.


         The election is only days away. Please take a minute to sign, date and return the enclosed proxy card now. Shareholders for Tomorrow recommends that you vote for the alternate slate of nominees, Dr. Dean Jacobson and Mr. Joel Looney. Your help is essential, so please vote now. If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc., who is assisting in the solicitation, toll-free at (800) 322-2885. Even if you have already voted, please vote again to make sure your vote is counted.